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                                                                  EXHIBIT 10.7.1

                          PAYMENTS AND WAIVER AGREEMENT

      AGREEMENT, dated as of September 1, 2004 ("AGREEMENT DATE"), by and among Benjamin Franklin Bancorp, M.H.C. ("BANCORP"), Benjamin Franklin Savings Bank ("BFSB"), Chart Bank, A Cooperative Bank ("CHART"), and Richard E. Bolton, Jr. ("EXECUTIVE").

                                   WITNESSETH

      WHEREAS, Executive is a director and chief executive officer of Chart; and

      WHEREAS, Chart has entered into an employment agreement as well as a variety other agreements and arrangements with Executive under which Executive is entitled to certain payments in the event of a change in control of Chart or under certain other circumstances; and

      WHEREAS, Bancorp and BFSB (individually and collectively, "BEN FRANKLIN") and Chart are prepared to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which Chart and Benjamin Franklin Savings Bank will merge on the terms and conditions set forth therein and, in connection therewith, outstanding shares of Chart Common Stock will be converted into shares of Ben Franklin Common Stock and/or cash in the manner set forth therein (capitalized terms used but not defined herein shall have the meanings defined in the Merger Agreement); and

      WHEREAS, as an inducement to Ben Franklin to enter into the Merger Agreement, Chart and Executive desire to enter into this Agreement among themselves and with Ben Franklin so as to set forth their mutual understanding of various matters relating to Executive; and

      WHEREAS, Executive's relationship with Ben Franklin as of the Effective Time (as such term is defined in the Merger Agreement) is the subject of a Consulting and Noncompetition Agreement between Ben Franklin and Executive entered into as of the date hereof and to be effective as of the Effective Time (the "CONSULTING AND NONCOMPETITION AGREEMENT");

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

      1. TERMINATION OF EMPLOYMENT, DIRECTORSHIPS. At the Effective Time, all employment and director relationships between Executive and Chart or any affiliate of Chart shall terminate, provided that Executive will be appointed as a director of Ben Franklin and Benjamin Franklin Savings Bank as of the Effective Time. Without limiting the foregoing, Chart and Executive agree that at the Effective Time, Executive shall cease to be a director, officer, employee or consultant to Chart or any other direct or indirect subsidiary of Chart.

      2. TERMINATION OF VARIOUS EMPLOYMENT ARRANGEMENTS.

         (a) DEFINITION OF EMPLOYMENT ARRANGEMENT. The term "Employment Arrangement" shall mean any plan, agreement or arrangement of Chart or any affiliate (i) to which Executive is a party, or (ii) with respect to which Executive is a direct or indirect beneficiary, or (iii) under or

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with respect to which Executive may have any right to receive compensation, payments or any other benefit.

         (b) TERMINATION OF EMPLOYMENT ARRANGEMENTS. Except as otherwise provided in Section 3 or in Section 4, from and after the Effective Time, Executive shall not be entitled to receive any further payments or benefits under any Employment Arrangements. Without limiting the generality of the foregoing, the parties specifically agree that from and after the Effective Time, each of the Employment Arrangements shall automatically terminate without the necessity of any further action on the part of any party thereto, with the result that any and all obligations of Chart under the Employment Arrangements shall be null and void and neither Executive nor any heir, successor or assignee shall have any continuing rights thereunder. In furtherance of the limitations on rights and benefits described in this Section 2(b), from and after the Effective Time the following Employment Arrangements will terminate:

            (i) The Employment Agreement between Executive and Chart, dated as of July 25, 2001, including, without limitation, any and all payments and benefits (such as health and pension plans, club memberships, and automobile) that by the terms of the Employment Agreement are to continue after termination or expiration of the Employment Agreement; and

            (ii) Any other Employment Arrangement now in existence or hereinafter adopted that is not specifically listed as a "Permitted Arrangement" under Section 4.

      3. PAYMENTS TO EXECUTIVE. In connection with the terminations provided in
Section 1 and in Section 2, Chart shall pay the following amounts to Executive, immediately prior to the Effective Time:

         (a) ACCRUED BASE SALARY AND VACATION. Immediately prior to the Effective Time, Chart shall pay to Executive a cash amount equal to the sum of
(i) Executive's accrued but unpaid annual base salary to the Effective Time, and
(ii) an amount in compensation for Executive's accrued but unused vacation time for calendar year 2005, which shall accrue during calendar year 2005 at the rate of 0.38 days per week, less vacation days actually taken in 2005. Executive represents to each of the other parties hereto that his base salary has been paid to him in full through and including the last regular payment date established by Chart for the payment of wages to its employees.

         (b) EMPLOYMENT ARRANGEMENT TERMINATION PAYMENT. Immediately prior to the Effective Time, Chart shall pay to Executive a cash amount equal to the Termination Payment.

            (i) "TERMINATION PAYMENT" shall mean the lesser of (x) $620,000 and
      (y) the Permissible Amount.

            (ii) "PERMISSIBLE AMOUNT" shall mean the maximum amount that may be paid to Executive without causing any portion of such payment to be non-deductible to Chart or Ben Franklin by reason of the operation of
      Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"). For all purposes under this Agreement the amount deemed to be payable without causing any such amount to be non-deductible shall be computed after deducting the value of all non-cash items, such as the acceleration of option

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      vesting or the acceleration of the payment of any bonus, that are treated as parachute payments under Section 280G of the Code.

         (c) CALCULATION OF PERMISSIBLE AMOUNT. The determination of the Permissible Amount shall be made (after January 31, 2005 and prior to the Closing) by a nationally recognized accounting firm selected by Ben Franklin and reasonably acceptable to Executive (the "ACCOUNTING FIRM"), based on data and information provided by Ben Franklin, Chart and Executive. Chart and Executive shall each provide to Ben Franklin and the Accounting Firm such data and information as Ben Franklin or the Accounting Firm shall request in order to calculate the Permissible Amount. Chart and Executive shall each certify to Ben Franklin and the Accounting Firm that the data supplied to Ben Franklin and the Accounting Firm in order to calculate the Permissible Amount is accurate and complete, to the best knowledge of Chart and Executive (as the case may be). The Accounting Firm shall provide detailed supporting calculations both to Ben Franklin and Executive at such time or times as are reasonably requested by Ben Franklin or Executive.

      4. CERTAIN SPECIFIED PERMITTED ARRANGEMENTS TO REMAIN IN EFFECT. Except as expressly provided in this Agreement, the parties agree that the provisions of
Section 2(b) shall have no special effect on the rights and obligations of Executive and Chart under the following plans and arrangements in the form in effect on the Agreement Date and disclosed to Ben Franklin as of such date (collectively, the "PERMITTED ARRANGEMENTS"):

         (a) The Chart Bank 1996 Stock Option Plan, as amended; and

         (b) Chart's 401(k) Savings Plan.

      5. CONTINUATION OF CERTAIN OBLIGATIONS. Notwithstanding the provisions of
Section 2(b), the termination of the Employment Arrangements shall not relieve Executive of any obligation to keep business or other information related to Chart or to its customers or business confidential or to cooperate with Chart and its affiliates in certain litigation.

      6. NO OTHER RIGHTS TO BENEFITS IN CONNECTION WITH CHANGE IN CONTROL. For the sake of clarity, the parties note that the following provisions (among others) relate to the time period between the Agreement Date and the Expiration Date (as such term is defined in Section 22).

         (a) Executive understands that under various Employment Arrangements a "change in control" may be deemed to have occurred before the Effective Time and that Executive may have various rights to obtain benefits and payments before the Effective Time as a result of the occurrence or prospect of a change in control, because of his expected termination of employment, or otherwise.

         (b) Executive agrees and confirms, for the benefit of Chart and for the benefit of Ben Franklin, that, notwithstanding the provisions of any Employment Arrangement, he will not be entitled to receive, will not take any action to obtain, and will not accept, any payments or other benefits of any kind whatsoever between the Agreement Date and the Expiration Date other than:

            (i) the benefits to which he is specifically entitled pursuant to
      Section 3, Section 4 or Section 11 of this Agreement;

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            (ii) regular incremental payments of his base salary at the rates in effect on the Agreement Date;

            (iii) payment of a year-end bonus for 2004 in an amount not to exceed $40,000 (which amount Chart and Executive represent is consistent with past practice of Chart), to the extent voted by the Board of Directors of Chart;

            (iv) reimbursement in the ordinary course of reasonable and necessary business expenses; and

            (v) the continued participation of Executive in all of Chart's benefit plans and programs that are made available to Chart employees generally as of the Agreement Date, on the same terms in effect on the Agreement Date.

         (c) Chart agrees not to take any action that could result in Executive receiving, now or in the future, any benefit other than those specifically permitted under Section 6(b).

      7. NO AMENDMENTS TO EMPLOYMENT ARRANGEMENTS. Chart and Executive agree that from and after the Agreement Date they will not (a) modify or amend, or permit any other person to modify or amend, any Employment Arrangement, or (b) adopt any new Employment Arrangement.

      8. RELEASES.

         (a) For, and in consideration of the commitments made herein by Ben Franklin, Executive, for himself and for his heirs and assigns, does hereby release completely and forever discharge Ben Franklin and its subsidiaries, affiliates, stockholders, attorneys, officers, trustees, directors, agents, employees, successors and assigns, and any other party associated with Ben Franklin, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or which could be known, in any way connected with his employment by Chart or any of its subsidiaries (including in each case predecessors thereof), either as a director, officer or employee, or termination of such employment. Notwithstanding the foregoing, Executive does not release Ben Franklin from any obligations of Ben Franklin to Executive under (i) the Permitted Arrangements,
(ii) this Agreement, (iii) the Consulting and Noncompetition Agreement or (iv) the right to receive the Merger Consideration on the terms set forth in the Merger Agreement.

         (b) For, and in consideration of the commitments made herein by Executive, Ben Franklin on behalf of itself and its related and affiliated entities, their respective predecessors, successors and assigns, does hereby release completely and forever discharge Executive and his successors, assigns, heirs and survivors, and any of them to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, of which Ben Franklin has actual knowledge, in any way connected with his employment by or providing consulting services to Chart or any of its subsidiaries. Notwithstanding any other provisions of this Agreement, Ben Franklin does not release Executive (x) with respect to any claim for actual or potential violation of (or failure to conform with) applicable regulatory requirements or standards or (y) from any

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obligations of Executive to Ben Franklin under (i) the Permitted Arrangements,
(ii) this Agreement, or (iii) the Consulting and Noncompetition Agreement. The parties agree that "actual knowledge" of Ben Franklin shall be limited to matters known by its President or Chief Financial Officer and that Ben Franklin shall not be deemed to have "actual knowledge" of matters by reason of the fact that such matters were disclosed or contained in financial data in the Chart General Ledger presented and made available to Ben Franklin prior to the date hereof.

      9. LIMITATION ON BENEFITS. The provisions of this Section 9 shall become effective as of the Agreement Date.

         (a) It is the intention of Executive, Chart and Ben Franklin that no payments by Ben Franklin or Chart to or for the benefit of Executive shall be non-deductible to Chart or Ben Franklin by reason of the operation of Section 280G of the Code, relating to parachute payments. It is the intention of the parties that the amount to be paid to Executive under this Agreement shall be not greater than the maximum amount which may be paid to Executive without causing any portion of such payment to be non-deductible to Chart or Ben Franklin by reason of the operation of Section 280G of the Code.

         (b) Chart agrees not to pay to Executive any amount that (when aggregated, as required by Section 280G of the Code with the Termination Payment) would be in excess of the maximum amount which may be paid to Executive without causing any portion of such payment to be non-deductible to Chart or Ben Franklin by reason of the operation of Section 280G of the Code.

      10. REPAYMENT BY EXECUTIVE IN CERTAIN CIRCUMSTANCES. To the extent of any inconsistency between the provisions of Section 11 and this Section 10, the provisions of this Section 10 shall be controlling.

         (a) REDUCTION OR REPAYMENT. If Executive receives any Impermissible Payment (as such term is defined in Section 10(c)), such Impermissible Payment shall be reduced to the maximum amount which can be paid without triggering an Excise Tax payment by Executive and which can be deducted by Ben Franklin or Chart (as applicable). To the extent that an Impermissible Payment exceeding such maximum deductible amount has been made to or for the benefit of Executive, Executive agrees to refund such excess Impermissible Payments to Ben Franklin (promptly upon written request of Ben Franklin, which request shall be accompanied by a reasonably detailed explanation of the facts and related calculations relevant to such Impermissible Payments prepared by the Accounting
Firm) with interest thereon at the applicable Federal Rate determined under
Section 1274(d) of the Code, compounded annually, or at such other rate as may be required to the extent necessary so that no such Impermissible Payment shall trigger payment of an Excise Tax by Executive and shall be non-deductible to Ben Franklin or Chart by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing an Impermissible Payment to bring it within the limitations of said Section 280G, Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within forty-five (45) days after Ben Franklin or Chart have sent him written notice of the need for such reduction, Ben Franklin may determine the method of such reduction in its sole discretion.

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         (b) NO GROSS UP PAYMENTS WITH RESPECT TO IMPERMISSIBLE PAYMENTS.
Notwithstanding any other provision of this Agreement, Ben Franklin shall have no obligation to make any Gross Up Payment (as defined in Section 11(a)) or other compensatory payment to Executive with respect to an Impermissible Payment.

         (c) IMPERMISSIBLE PAYMENTS. "IMPERMISSIBLE PAYMENT" shall be any Bank Payment (or any portion thereof) that is or would be in excess of the maximum amount which may be paid to Executive without triggering an Excise Tax payment by Executive or causing any portion of such Bank Payment to be non-deductible to Chart or Ben Franklin by reason of the operation of Section 280G of the Code, but only if such Bank Payment was in excess of such maximum amount because:

            (i) Such Bank Payment was made in violation of Section 3 or Section 9(b); or

            (ii) Chart provided information to Bancorp or the Accounting Firm, or Executive provided information to Chart or Bancorp or the Accounting Firm, that was incorrect or incomplete and such incorrect or incomplete information caused Bancorp or Chart to make a Bank Payment to or for the benefit of Executive on the basis of such incorrect or incomplete information; or

            (iii) Executive willfully or grossly negligently failed to perform under or breached (which failure or breach continued after Ben Franklin shall have given to Executive written notice by certified mail and a reasonable opportunity to cure, which in no event shall be less than ten days following receipt of such notice) his obligations under the Consulting and Noncompetition Agreement.

      11. ADDITIONAL PAYMENTS UNDER SPECIFIED CIRCUMSTANCES. To the extent of any inconsistency between the provisions of this Section 11 and Section 10, the provisions of Section 10 shall be controlling.

         (a) In the event it shall be determined that any compensation payment or distribution by Chart or Ben Franklin to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "BANK PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then Executive shall be entitled to receive from Ben Franklin an additional payment (a "GROSS UP PAYMENT") such that the net amount retained by Executive, after deduction of any Excise Tax on the Bank Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section 11(a), and any interest and/or penalties assessed with respect to such Excise Tax and not after the deduction of any other taxes or amounts, shall be equal to the Bank Payments. (The Gross Up Payment is not intended to compensate Executive for any income taxes payable with respect to the Bank Payments.)

         (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether a Gross Up Payment is required and the amount of such

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Gross Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to Ben Franklin and Executive at such time as is reasonably requested by Ben Franklin or Executive. Ben Franklin shall pay the expenses of the Accounting Firm. For purposes of determining the amount of the Gross Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive's residence on the Effective Time, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon Ben Franklin and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross Up Payments which will not have been made by Ben Franklin should have been made (an "UNDERPAYMENT"). In the event that Ben Franklin exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Section 11(c), shall be promptly paid by Ben Franklin to or for the benefit of Executive.

         (c) Executive shall notify Ben Franklin in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Ben Franklin of the Gross Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive knows of such claim and shall apprise Ben Franklin of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Ben Franklin (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Ben Franklin notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

            (i) give Ben Franklin any information reasonably requested by Ben Franklin relating to such claim,

            (ii) take such action in connection with contesting such claim as Ben Franklin shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Ben Franklin,

            (iii) cooperate with Ben Franklin in good faith in order effectively to contest such claim, and

            (iv) permit Ben Franklin to participate in any proceedings relating to such claim; provided, however, that Ben Franklin shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of

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      such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), Ben Franklin shall control all proceedings taken in connection with such contest and, at their sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at their sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Ben Franklin shall determine; provided, however, that if Ben Franklin directs Executive to pay such claim and sue for a refund, Ben Franklin shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Ben Franklin's control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable (determined without regard to the limitations on such payments imposed by Section 10) hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by Ben Franklin pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Ben Franklin's complying with the requirements of Section 11(c)) promptly pay to Ben Franklin the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Ben Franklin pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Ben Franklin does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross Up Payment required to be paid.

         (e) If any dispute between Ben Franklin or Chart and Executive as to any of the amounts to be determined under this Section 11 or the method of calculating such amounts cannot be resolved by Ben Franklin and Executive, such determination shall be made by the Accounting Firm, whose decision shall be final and binding on all parties.

         (f) If Ben Franklin notifies the Executive that it does not desire to contest any claim concerning the imposition of an Excise Tax or if Ben Franklin fails to notify timely the Executive in writing that it desires to contest such claim, or if the claim is resolved and an Excise tax is owed by the Executive, the Executive shall be entitled to receive the Gross Up Payment (except to the extent that an Impermissible Payment is involved).

      12. RESOLUTION OF DISPUTES; SEVERABILITY.

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         (a) Except as provided pursuant to Section 11(e), any dispute or controversy arising under or in connection with this Agreement may, at either Ben Franklin's or Executive's option, be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association ("AAA") then in effect and (with respect to the costs of the arbitration) at Ben Franklin's expense. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover his or its reasonable attorney's fees and related out-of-pocket expenses incurred in connection with such arbitration.

         (b) Notwithstanding the applicability of the AAA's Emergency Interim Relief Procedures, a party may initiate an action in a court of competent jurisdiction and may seek interim measures (including without limitation temporary restraining orders and preliminary injunctions) necessary to protect the interests of such party pending the arbitration. In such case, the court shall be free to act on all requests for interim measures from time to time, but shall otherwise stay the action pending the arbitration (which the court may compel). If any such action is still pending at the time of the arbitrator's award, either party may apply to such court for entry of judgment on, and enforcement of, the arbitrator's award, including without limitation any equitable relief awarded by the Arbitrator's.

         (c) The parties hereby request that any arbitrator who may be requested to enforce this Agreement do so in accordance with its specific terms. However, if it should for some reason be contrary to public policy to effectuate the intentions of the parties in interpreting this Agreement, the parties have agreed as follows:

            (i) In the event that the arbitrator determines that any provision of this Agreement is invalid or unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, the parties agree that the arbitrator shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the decision may be appealed.

            (ii) If, after application of the immediately preceding Section, the arbitrator shall determine that any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

      13. REPRESENTATIONS AND WARRANTIES. The parties hereto represent and warrant to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel, and that each of them fully understands the content of this Agreement and its legal effect. Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against such party in accordance with its terms.

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      14. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and be binding upon, Executive and his heirs and assigns, Chart, and upon Ben Franklin, including any successor to Ben Franklin by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of Ben Franklin may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the consent of the other parties.

      15. NOTICES. Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may, by written notice, specify to the other party or parties, as applicable:

      If to Executive:

            Richard E. Bolton, Jr.
            7 Apple Blossom Way
            Stow, Massachusetts 01775

            If to Ben Franklin:

            Benjamin Franklin Bancorp, M.H.C.
            58 Main Street
            Franklin, Massachusetts 02038-0927
            Attention:  President

      If to Chart:

            Chart Bank
            295 Weston Street
            Waltham, Massachusetts 02453

      16. WITHHOLDING. Each of Chart and Ben Franklin may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      17. ENTIRE AGREEMENT; SEVERABILITY.

         (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof and shall supersede in its entirety any and all prior agreements or understandings, whether written or oral, between Chart and Executive relating to the subject matter hereof, except to the extent that Section 4, Section 5, or Section 6(b) of this Agreement expressly preserves existing rights of Executive. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein and in the Consulting and Noncompetition Agreement.

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         (b) Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

      18. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

      19. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement and all Exhibits, Schedules and Appendices may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement by any of the parties shall be legal, valid and binding execution and delivery of such document for all purposes.

      20. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such jurisdiction.

      21. HEADINGS. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

      22. EFFECTIVENESS. This Agreement shall become effective on the Agreement Date and shall remain in effect until the Expiration Date. The Expiration Date shall occur on the first to occur of (a) the date which is seven (7) years after the Agreement Date, and (b) such date as the Merger Agreement is terminated by the parties thereto in accordance with its terms prior to consummation of the transactions contemplated thereby.

      23. AMENDMENT. This Agreement may not be amended in any respect except by means of a written agreement duly executed by Executive and by an authorized officer of each of Ben Franklin and Chart.

                                     *******

      IN WITNESS WHEREOF, each of the undersigned has entered into this Agreement as of the day and year first above written.

                                              BENJAMIN FRANKLIN BANCORP, M.H.C.

EXECUTIVE

/s/ Richard E. Bolton, Jr.                    By: /s/ Thomas R. Venables
-----------------------------                     ------------------------------
Richard E. Bolton, Jr.                             Name: Thomas R. Venables
                                                   Title: President

                                              BENJAMIN FRANKLIN SAVINGS BANK

                                              By: /s/ Thomas R. Venables
                                                  ------------------------------
                                                   Name: Thomas R. Venables
                                                   Title: President

                                              CHART BANK, A COOPERATIVE BANK

                                              By: /s/ Dean L. Kenney
                                                  ------------------------------
                                                   Name: Dean L. Kenney
                                                   Title: Treasurer and Chief
                                                          Financial Officer

                                     - 12 -